EXHIBIT 99.1

Salt Lake City, Utah - In the second calendar quarter of 2004 (2Q 2004), Utah Medical Products, Inc. (Nasdaq:UTMD) concluded its twenty-sixth consecutive quarter of higher earnings per share (eps) compared to the same quarter in the prior year.

Eps from normal operations for the most recent four calendar quarters (LTM) were $1.51. Including "extraordinary" income from 4Q 2003 and 1Q 2004, LTM eps were $4.93. The extraordinary income results from receipt of Tyco International damages and interest of $30,944,000 relating to patent infringement.

UTMD's 2Q 2004 sales were about the same as 2Q 2003, a recovery from 1Q 2004 when sales were down 4% compared to 1Q 2003. Combining the two quarters, 1H 2004 sales were down 2%. The 2Q sales trend improvement came from better international sales, improved CMI OEM molding sales and a mid-quarter acquisition of Abcorp Medical, UTMD's vendor for external fetal monitoring belts.

Comparing 2Q 2004 sales to 2Q 2003 sales in product categories, blood pressure monitoring/ components sales were up 3%, neonatal product sales were up 1%, obstetrics product sales were even, and gynecology/ electrosurgery product sales were down 6%. 2Q 2004 international sales were up 5% and domestic sales were down 2% compared to 2Q 2003. Even though overall international sales were up, shipments by UTMD Ltd. (Ireland) were down 4% in US Dollar terms, and 9% in EURO terms. International gynecology product sales continued to be weaker than expected due to the Food & Drug Administration's (FDA's) refusal to provide UTMD with Certificates to Foreign Government (CFGs). According to CEO Kevin Cornwell, "We are keenly disappointed by the FDA's unilateral withholding of CFGs since early 2003. This has been done without due process. The Denver District Director through whom our application was refused, previously expressed `It's out of my hands,' yet no one at the FDA is willing to discuss what they believe may be the justification for this refusal. This conduct simply makes no sense relative to the Bush administration's stated economic goals of creating jobs in America and seeking a level playing field with respect to foreign commerce. I remind investors that UTMD's devices always have been and remain available to domestic and foreign users without restriction. UTMD has retained outside regulatory and quality experts who support that UTMD has been and remains in compliance with the FDA Quality System Regulation (QSR). The reliable performance of our products and our reputation for safety and quality among medical practitioners clearly suggest that our quality system is serving its intended purpose. Recently other reputable and concerned medical device industry participants have expressed support for our position and wider industry relief."

To put this in perspective, the Company has undergone five (5) FDA inspections in three (3) years. If UTMD were not in compliance with the QSR for the last three years, its devices could not have been used thousands of times per day in high risk situations without any significant complication over that time span. There's been no FDA allegation that UTMD's products are unsafe. UTMD's last inspection, which was five weeks long by three FDA inspectors, was concluded 4 1/2 months ago, and UTMD's detailed written response to the inspectors'


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observations was submitted 4 months ago. An independent expert and respected former FDA compliance official who participated in the comprehensive inspection characterized the observations resulting from the inspection as "shallow." To date the FDA has not responded with any feedback despite the Company's request for a dialogue that would exhaustively address any remaining issues.

According to Mr. Cornwell, "Earlier in October 2003, UTMD turned down a Consent Decree offer which it considered unjustified. There has been no further action by the government. The unreasonably long 2004 inspection, particularly given UTMD's small size, obviously did not support further regulatory action. Now, as in the past, the FDA refuses to talk with us and explain their position. After receiving no FDA response whatsoever, a request in May from UTMD for non-binding mediation was rejected by the FDA. If the FDA cannot justify formal enforcement action under due process of law, they should advise the Company so that the CFGs can be issued without delay. UTMD believes that this abuse of process should not be tolerated because it damages the public health by reducing continued prospects for innovation by, and survival of, smaller companies which simply expect that FDA employees discharge their obligation to communicate promptly with fairness and honesty."

Because UTMD's improved sales were in lower than average margin products, gross profit margins declined somewhat compared to recent periods. The slightly lower operating profit margin remained excellent on an absolute basis. In 2Q 2004, UTMD achieved a gross profit margin of 57.6%, operating profit margin of 38.5% and net profit margin of 27.0%. Profit margins for 2Q 2003 were 59.0%, 39.6% and 26.9%, respectively. UTMD's earnings before interest and income tax expenses and before non-cash depreciation/ amortization expenses (EBITDA), were $3,007,000 in 2Q 2004 (44.0% of sales), compared to $3,062,000 in 2Q 2003 (44.8% of sales).

The Company was able to achieve a higher net profit margin despite lower gross and operating profit margins primarily because of income associated with its larger than normal cash balances. Non-operating income in 2Q 2004 was $178,300 compared $85,000 in 2Q 2003, and excluding Tyco damages, was $332,000 in 1H 2004 compared to $165,400 in 1H 2003. In 2Q 2003 and 1H 2003, UTMD paid $15,800 and
$42,200 respectively in interest because of a line of credit balance which no longer existed in 1H 2004. In contrast, UTMD received $68,000 in 2Q 2004 interest, dividend income and capital gains from investing its cash balances, and $115,800 in 1H 2004. Compared to a year earlier, June 30 cash and investment balances were $22,044,000 versus $300,000. Inventories were down about $500,000, and net accounts receivable and other current assets were each up about $100,000. Intangible assets increased from investment in goodwill resulting from the Abcorp acquisition and some new product technology that is still under development. Current liabilities were about $3 million higher due to a higher reserve for litigation expenses and accrual for higher income taxes. Despite reduction in Shareholders' Equity resulting from share repurchases, UTMD's Shareholders' Equity is up about $21 million from one year ago. UTMD's current cash balances will be used in four ways: 1) expanding the Company's business through accretive acquisitions, 2) increasing product development activity, 3) continuing UTMD's share repurchase program, and 4) paying dividends to shareholders.


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Financial ratios which may be of interest to shareholders follow:
1) Current Ratio = 6.2
2) Days in Receivables (based on 2Q sales activity) = 46.6
3) Average Inventory Turns (based on 2Q CGS) = 3.3
4) Year-to-Date ROE (excluding extraordinary income and equity) = 31%

UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 302,000 in 2Q 2004 compared to 366,000 in 2Q 2003, and 315,000 in 1H 2004 compared to 370,000 in 1H
2003. The actual number of outstanding shares at the end of 2Q 2004 was 4,522,500 which included 1H 2004 employee option exercises of 104,800 shares and share repurchases of 124,800. The average price paid by the Company to repurchase shares in the open market during 1H 2004 was $24.49 including commissions. Management continues to be mindful of the dilution effect of its option programs. The total number of outstanding unexercised options at June 30, 2004 was about 760,000 shares at an average exercise price of $13.19/ share, including shares awarded but not vested. This compares to 1.0 million option shares outstanding at the end of 1H 2003.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 2Q 2004 10-Q will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

For purposes of comparison with the prior year, UTMD has separated the additional "extraordinary" income and associated expenses from augmented damages and interest received from Tyco in 1Q 2004 from its "normal" first half (1H) 2004 operating results ("regular" column in the results table).


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                           Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter ended June 30, 2004:
(in thousands except earnings per share)

                            Total  Extraordinary    Regular
                           2Q 2004   2Q 2004        2Q 2004   2Q 2003  Percent Change
                           -------   -------        -------   -------  --------------
Net Sales                  $ 6,827     --          $ 6,827      $ 6,840     (0.2%)
Gross Profit                 3,934     --            3,934        4,033     (2.5%)
Operating Income             2,628     --            2,628        2,712     (3.1%)
Income Before Tax            2,806     --            2,806        2,797      +0.3%
Net Income                   1,841     --            1,841        1,837      +0.2%
Earnings Per Share          $ .384     --           $ .384       $ .379      +1.3%
Shares Outstanding (diluted) 4,794                   4,794        4,848

INCOME STATEMENT,  First Half ended June 30, 2004:
(in thousands except earnings per share)

                                Total  Extraordinary Regular
                               1H 2004   1H 2004     1H 2004   1H 2003  Percent Change
                               -------   -------     -------   -------  --------------
Net Sales                     $ 13,443      -       $ 13,443  $ 13,717        (2.0%)
Gross Profit                     7,785      -          7,785     8,011        (2.8%)
Operating Income                 4,908     (350)       5,258     5,424        (3.1%)
Income Before Tax               11,300     5,710       5,590     5,589             -
Net Income                       7,016     3,349       3,667     3,625         +1.2%
Earnings Per Share             $ 1.456    $ .695      $ .761    $ .750         +1.4%
Shares Outstanding (diluted)     4,819     4,819       4,819     4,833


BALANCE SHEETS
(in thousands)                                 (unaudited)        (unaudited)           (audited)        (unaudited
                                              JUN 30, 2004       MAR 31, 2004        DEC 31, 2003      JUN 30, 2003
                                              ------------       ------------        ------------      ------------
Assets
         Cash & Investments                       $ 22,044           $ 23,475            $  1,484        $     300
         Accounts Receivable, net                    3,500              3,448               3,326            3,387
         Tyco Receivable                                -                  -               24,884                -
         Inventories                                 3,356              3,602               3,268            3,862
         Other Current Assets                          959              1,047                 940              845
         --------------------                          ---              -----                 ---              ---
      Total Current Assets                          29,859             31,572              33,902            8,394
      Property and Equipment - net                   8,737              8,873               9,005            8,927
         Intangible Assets - net                     7,709              6,780               6,787            6,701
         -----------------------                     -----              -----               -----            -----
Total Assets                                      $ 46,305           $ 47,225            $ 49,694         $ 24,022

Liabilities and Stockholders' Equity
    Total Current Liabilities                     $  4,815           $  7,495            $  2,497         $  1,850
     Note Payable                                       -                   -                   -            1,867
  Deferred Income Taxes                                641                605                 665              383
  Stockholders' Equity                              40,849             39,125              36,532           19,922
  -------------------------                         ------             ------              ------           ------
Total Liabilities and Stockholders' Equity        $ 46,305           $ 47,225            $ 49,694         $ 24,022